Exhibit 2.3

SECOND AMENDMENT TO PURCHASE AND SALE AGREEMENT

September 28, 2007

TO: ERG Resources, L.L.C.
FROM: CrossPoint Energy Holdings, LLC

SUBJ:
Purchase and Sale Agreement dated as of August 22, 2007, effective as of July 1, 2007, between CrossPoint Energy Holdings, LLC, a Texas limited liability company, and ERG Resources, L.L.C., a Texas limited liability company, or its assigns (“PSA”).

1.	All terms defined in the PSA have the same meaning when used herein.

2.	The first sentence of Section 4 of the PSA is amended to change the Scheduled Closing Date to October 23, 2007, and the second sentence of Section 4 of the PSA is deleted.

3.
All of the terms, conditions, provisions and covenants of the PSA, as amended by this Amendment, are incorporated herein by reference, and the PSA, as amended by this Amendment, shall continue in full force and effect in accordance with the terms thereof and hereof.

4.
This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same Amendment, and any of the parties to this Amendment may execute this Amendment by signing any of the counterparts. Copies of the execution copy of this Amendment with one or more signatures sent by facsimile transmission or as a “PDF” (portable document file) attached to an electronic mail message will be fully enforceable without a manually executed original.

EXECUTED AS OF THE DATE FIRST ABOVE STATED.

	CROSSPOINT ENERGY HOLDINGS, LLC		ERG RESOURCES, L.L.C.

By:	/s/ Linton E. Barbee	By:	/s/ Scott Y. Wood
	Linton E. Barbee, Attorney for Seller, For Daniel F. Collins, President		Scott Y. Wood, Manager